Exhibit 10.3

AGREE REALTY CORPORATION

2020 OMNIBUS INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT, dated as of _________, 20__, sets forth the terms of a grant of performance units by Agree Realty Corporation, a Maryland corporation (the “Company”), to the Grantee named below.

WHEREAS, the Company has adopted the Agree Realty Corporation 2020 Omnibus Incentive Plan (the “Plan”) to provide incentives and awards to employees, directors and consultants of the Company and its Affiliates, by encouraging their ownership of stock and to aid the Company and its Affiliates in retaining such employees, directors and consultants, upon whose efforts the Company’s success and future growth depends, and attracting other such individuals; and

WHEREAS, the Committee has determined to grant to the Grantee an award of Performance Units (the “Award”) as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company.

The Company grants to the Grantee an Award on the following terms and subject to the following conditions:

SECTION 1.Grant by the Company.  Subject to the terms and conditions hereof, payment with respect to vested Awards shall be made entirely in the form of shares of Restricted Stock of the Company. This Award shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Award shall have the same definitions as set forth in the Plan.

AWARD SUMMARY

Name of Grantee:_________________

Target Number of Performance Units:_________________

Grant Date:_____________, 20__

Performance Period:December 31, 20__ through December 31, 20__

SECTION 2.Performance Objective. Performance Units shall be earned based on the achievement of (i) as to 50% of the Award, relative annualized Total Shareholder Return of the Company percentile rank relative to the MSCI US REIT index from the period from December 31, 20__ through December 31, 20__ (the “Performance Period”) and (ii) as to 50% of the Award, relative annualized Total Shareholder Return compared to the Total Shareholder Return of the Peer Group (as defined below) over the Performance Period as provided on the attached Appendix A.  “Total Shareholder Return” shall be defined as the increase in value of a fixed amount invested in the common shares of the Company, taking into account both stock price appreciation and dividends or other distributions, during the Performance Period (dividends are calculated as if they are reinvested in the Company’s stock as of the ex-dividend date based on such date’s closing stock price).  In determining the value of shares at the beginning and end of the Performance Period, the Committee shall use the average closing price for the twenty (20) trading days ending on the beginning and end of the Performance Period. For the portion of the Award described in (ii), above, the Company’s Total Shareholder Return shall be compared to the Total Shareholder Returns achieved by a group of peer publicly traded REITs listed on the attached Appendix A (the “Peer Group”), with the result expressed as a percentile (where the Company is considered to be part of the peer set).

SECTION 3.Peer Group Adjustments. Any company in the Peer Group that files for bankruptcy protection shall be placed at the bottom of the Peer Group.  Any company in the Peer Group that is acquired and is no longer separately trading will be excluded from the Peer Group, and the size of the Peer Group will be reduced by one.  No changes to the Peer Group will be made as a result of an acquisition or divestiture by a company in the Peer Group of a portion of its business, as such events are generally considered to be part of the ordinary course of business; however, in the instance where a company in the Peer Group has entered an agreement to be acquired and such transaction has not yet been consummated at the end of the performance period, such company will be excluded from results as if it had already been acquired.

SECTION 4.Determination of Award and Notice. As soon as possible after the end of the Performance Period, but in no event later than March 15 of the year following the end of the Performance Period, the Committee will certify in writing whether and to what extent the performance measures have been achieved for the Performance Period and determine the number of shares of Restricted Stock, if any, to be issued to the Grantee in accordance with the matrix set forth in Appendix A; provided, that, if the Committee certifies that the performance measures have been met, the Committee may, in its sole discretion, reduce the number of shares to be issued to the Grantee with respect to the Award. The date of the Committee’s certification pursuant to this Section 4 shall hereinafter be referred to as the “Certification Date.” The Company will notify the Grantee of the Committee’s certification promptly following the Certification Date. Any Restricted Stock earned shall vest one-third on _________, 20__, one-third on __________, 20__ and one-third on ___________, 20__ in accordance with the Company’s standard form of restricted stock award agreement.

SECTION 5.Forfeiture of Award Prior to Vesting Date. Except as provided by the Committee, the Grantee will not be entitled to any issuance of shares with respect to the Award if the Grantee is not, for any reason, employed by the Company or an Affiliate of the Company on the Certification Date.

SECTION 6.No Rights as a Shareholder.  Prior to any issuance of shares, the Grantee shall not at any time have any rights as a shareholder with respect to any Award.  No dividends (or dividend equivalents) will be paid on any unearned Performance Units. Dividends on earned Performance Units shall accrue from the Grant Date until the Certification Date and shall be paid on ____________, 20__ [the date of the vesting of the first installment of restricted stock to vest], to the extent of Performance Units that are earned and result in a share issuance.

SECTION 7.Construction. This Award is made and granted pursuant to the Plan and is in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Award and the terms of the Plan, the terms of the Plan shall be controlling.

To the extent not prohibited by applicable law or the Plan, the terms of any employment, severance or change in control agreement between the Grantee and the Company shall supersede the terms and definitions under the Plan and this Award with respect to the Performance Units awarded hereunder. All decisions of the Committee with respect to any question or issue arising under the Plan or this Award shall be conclusive and binding on all persons having an interest in the Award.

SECTION 8.Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Award shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Affiliates for all purposes.

SECTION 9.  Entire Statement of Award.  This Award and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Affiliates, and except as set forth in Section 7, supersede all other agreements, whether written or oral, with respect to the Award.

SECTION 10.  Tax Withholding Obligation. If upon the Certification Date, any vesting date or other applicable date there shall be payable by the Company or an Affiliate any statutory income and/or employment tax withholding, in the Company's discretion, then unless provided otherwise by the Company, such tax withholding obligations, if any, will be satisfied by the Company withholding a number of shares of Common Stock that would otherwise be vested under the Award in an amount that the Company determines has a fair market value sufficient to meet such tax withholding obligations, up to the maximum statutory withholding requirement. In the Company's discretion, it may require or permit reimbursement or payment of such tax withholding obligations by wire transfer, certified check, additional payroll withholding or other means acceptable to the Company and upon such terms and conditions as the Company may prescribe. The Company may also permit the Grantee to tender shares to the Company subsequent to receipt of such shares in respect of an Award. The Company is permitted to defer issuance of shares until reimbursement or payment by the Grantee to the Company or an Affiliate of the amount of any such tax.

The Grantee is ultimately liable and responsible for all taxes owed by such Grantee in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or issuance of the Performance Units or the subsequent sale of any of the shares underlying the Performance Units. The Company does not commit and is under no obligation to structure the Award program to reduce or eliminate the Participant's tax liability.

SECTION 11.Successors and Assigns.  This Award shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and the Grantee’s heirs and representatives of his estate.

SECTION 12.Transfer of Personal Data.  The Grantee authorizes, agrees and unambiguously consents to the transmission by the Company (or any of its Affiliates) of any personal data information related to the Performance Units awarded under this Award for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Grantee.

IN WITNESS WHEREOF, the parties hereto have executed this Award as of _________.

AGREE REALTY CORPORATION

By: _____________________________

Joey Agree

Title: President and Chief Executive Officer

_______________________________
Grantee: NAME

APPENDIX A

Custom Peer Group

MSCI US REIT Index (as of                    , 20    )

Payout level for each portion of the Award

Level	Comparative Total Shareholder Return Percentile	Percentage of Target Number of Performance Shares
Threshold	__th	__%
Target	__th	__%
Maximum	__th	__%

There will be a linear increase in payout between the performance levels if Threshold performance is achieved; no payout shall occur below __th percentile performance.